Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to EMPLOYMENT AGREEMENT (“Amendment”) is made by and between NIGEL TRAVIS (“You”) and PAPA JOHN’S INTERNATIONAL, INC., a corporation organized and existing under the laws of the State of Delaware (“Company”), as of the 9th day of May, 2007.

W I T N E S S E T H:

WHEREAS, You and the Company have entered into an Employment Agreement effective as of January 31, 2005 (the “Employment Agreement”);

WHEREAS, You and the Company desire to amend the Employment Agreement to the extent provided herein, to provide for your long-term incentive program participation after the date hereof in performance-based restricted stock instead of performance shares, and to make certain other changes to vesting and holding period requirements, all without alteration of the terms of any existing grants of performance shares or stock options under the original terms of the Employment Agreement;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants and obligations herein contained, the Company and You agree as follows:

1. Long-term incentive program. Under the heading “Long-Term Incentive Program” on Schedule A of the Employment Agreement, the first bullet point regarding the “Performance Share Plan” is replaced in its entirety with the following:

•                  Performance Share Plan and Performance-Based Restricted Stock.- (i) For 2005 (prorated) and 2006: Performance Share Plan — 3-year performance period based on shareholder return versus peer group — Annual performance share unit grant of 20,000 (post 2006 stock split) (prorated for 2005).Example: 40th percentile versus peer group results in award of 50% of target; 50th = 100%; 75th = 200%. (ii) For the remainder of the term of employment under the Employment Agreement, Annual performance-based restricted stock grant of 20,000 shares, to be made at the time of the annual grants to other Company officers and employees. This grant will have a 3-year performance period based on the Company’s compounded annual growth rate of operating income, or such other performance period or performance measure as the Company may implement from time to time with respect to restricted stock grants comprising a component of the long-term incentive compensation program.

2. Hold period and vesting. The note denoted with an asterisk at the end of Schedule A is hereby modified such that the hold period on option grants made on or after the date of this Amendment is changed from one year to three months, and the vesting period for option grants made on or after the date of this Amendment is changed from two year cliff to three year graded, and such note is replaced to read in its entirety as follows:

*Note: All option grants by the Company shall have a two year cliff vest, in case of option grants prior to May 9, 2007, or three year graded vest, in case of option grants on or after May 9, 2007, in each case with a five year expiration term. Shares received upon exercise, net of payment of option price and applicable taxes, must be held at least (i) one year following exercise, in case of option grants prior to May 9, 2007, or (ii) three months following exercise, in case of option grants on or after May 9, 2007.

3. Continuation of Other Terms. Except as set forth herein, all other terms and conditions of the Employment Agreement shall remain in full force and effect.

4. Complete Agreement. This Amendment and the Employment Agreement together constitute the entire agreement between You and the Company with respect to the subject matter described herein.

[Signature page follows]

IN WITNESS WHEREOF, You and the Company have executed and delivered this Agreement at Louisville, Kentucky as of the date first written above.

YOU:

/s/ Nigel Travis
NIGEL TRAVIS

COMPANY:

PAPA JOHN’S INTERNATIONAL, INC.

By:	/s/ Peter McCue

Title:	Senior Vice President, Human Resources